EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K to the Registration Statement on Form S-3 (Registration No. 333-168012) of ERHC Energy Inc. of our report dated December 11, 2012 relating to (a) the consolidated balance sheets of ERHC Energy Inc., a corporation in the development stage, as of September 30, 2012 and 2011 and the related consolidated statements of operations, shareholders’ equity and cash flows for the three years ended September 30, 2010, 2011 and 2012, and (b) the effectiveness of ERHC Energy Inc.’s internal control over financial reporting, each appearing in the ERHC Energy Inc.’s Form 10-K for the year ended September 30, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

December 26, 2012